DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Investar Holding Corporation, a Louisiana corporation (the “Corporation”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Common Stock, par value $1.00 per share (the “Common Stock”).

The following summary description of our Common Stock is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation (the “Articles”) and our Amended and Restated By-laws (the “By-laws”), each of which are incorporated by reference as an exhibit to our Annual Report on Form 10-K, and the Louisiana Business Corporation Act (the “LBCA”).

Authorized Capital Shares

The total number of shares of stock which the Corporation has authority to issue is 45,000,000 shares, consisting of: 5,000,000 shares of preferred stock, no par value (the “Preferred Stock”), and 40,000,000 shares of Common Stock. Each share of Common Stock is non-assessable and has the same rights, preferences and privileges as every other share of Common Stock. The Common Stock is not redeemable at the option of the Corporation. No holder of Preferred Stock or Common Stock is entitled, as such, as a matter of right, to preemptive or subscription rights to purchase any securities of the Corporation. Holders of Common Stock have no conversion rights, and there are no sinking fund provisions applicable to the Common Stock.

Preferred Stock

The Articles permit the Corporation to issue one or more series of Preferred Stock and authorize the board of directors (the “Board”) to fix the designations, preferences and relative, participating, optional or other special rights (including voting rights), qualifications and limitations of any such series of Preferred Stock, without further shareholder approval except as required by the LBCA. The designations, voting powers, preferences, dividend or redemption rights or other relative rights or restrictions, limitations or qualifications of any series of Preferred Stock may differ from those of any and all other series at any time outstanding. Although the creation and authorization of Preferred Stock does not, in and of itself, have any effect on the rights of the holders of Common Stock, the issuance of one or more series of Preferred Stock may affect the holders of Common Stock in a number of respects, including the following: by subordinating the Common Stock to the Preferred Stock with respect to dividend rights, liquidation preferences and other rights, preferences, and privileges; by diluting the voting power or the earnings per share of the Common Stock; and by issuing Common Stock, upon the conversion of the Preferred Stock, at a price below the fair market value or original issue price of the Common Stock that is outstanding prior to such issuance.

Voting Rights

Each share of Common Stock entitles the holder thereof to one vote in the election of directors and on all other matters submitted to the vote of the shareholders. The holders of Common Stock are not entitled to cumulate their votes in the election of directors.

With respect to any matter other than the election of directors or a matter for which a different approval threshold is established by Louisiana law or the Articles, a matter submitted to the shareholders will be approved if a majority of the votes actually cast are in favor of such matter, at a meeting at which a quorum is present. The Articles provide that directors are elected by plurality vote.

The Articles provide that the following extraordinary actions have the shareholder approval thresholds described below:

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Amendments to the Articles. The Articles provide that the affirmative vote of two-thirds of the voting power which is present, in person or by proxy, at the shareholders’ meeting is required to amend the Articles.

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Merger, Consolidation or Share Exchange. The Articles provide that, except as otherwise provided by Louisiana law, approval of a merger, consolidation or share exchange to which the Corporation is a party is subject to the affirmative vote of two-thirds of the voting power which is present, in person or by proxy, at the shareholders’ meeting.

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Dissolution or Sale of All or Substantially All of the Assets. The Articles provide that any dissolution or sale of all or substantially all of our assets must be approved by two-thirds of the total voting power of the Corporation at a special meeting of our shareholders.

Indemnification and Limitation of Liability of Directors

The Articles and LBCA limit the personal liability of our directors and officers for monetary damages for any action taken, or any failure to take action, as a director or officer, with certain exceptions. The Articles do not eliminate or limit our right or the right of our shareholders to seek injunctive or other equitable relief not involving monetary damages. The By-laws provide for mandatory indemnification and advancement of expenses to our directors and officers, with certain exceptions. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted pursuant to these provisions, the Corporation has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is therefore unenforceable. In addition, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations.

Dividend Rights

Subject to the rights of holders of any Preferred Stock, holders of Common Stock are entitled to share equally in dividends when, as, and if declared by the Board out of funds legally available therefor.

Liquidation Rights

In the event of the liquidation, dissolution or winding up of the Corporation, holders of shares of Common Stock are entitled to receive, on a pro-rata per share basis, any assets available for distribution to the shareholders of the Corporation after the payment of debts and liabilities and after the distribution to holders of any outstanding shares of our capital stock hereafter issued with prior rights upon liquidation.

Selected Provisions of the LBCA and the Articles and By-laws

Certain provisions of the Articles and By-laws may have the effect of delaying, deferring or preventing a change in control of the Corporation. Such provisions, including those regulating the nomination of directors and submission of shareholder proposals, limiting who may call special shareholders’ meetings and allowing the Corporation’s Board to designate certain terms of and issue shares of Preferred Stock, may make it more difficult for other persons, without the approval of our Board, to make a tender offer or otherwise acquire substantial amounts of Common Stock or to launch other takeover attempts that a shareholder might consider to be in such shareholder’s best interest. These provisions, which are summarized below, are designed to encourage persons seeking to acquire control of the Corporation to negotiate with the Board. The Corporation believes that, as a general rule, the interests of our shareholders are best served if any change in control results from negotiations with the Board rather than from an unsolicited proposal.

Business Combinations, Dissolution, or Sale of All or Substantially All of the Assets. As mentioned above, except as otherwise provided by Louisiana law, the Articles require a merger, consolidation or share exchange to which the Corporation is a party be approved by two-thirds of the voting power which is present, in person or by proxy, at the shareholders’ meeting. The Articles require any dissolution or sale of all or substantially all of the assets of the Corporation to be approved by two-thirds of the total voting power of the Corporation at a special meeting of our shareholders.

Authorized but Unissued Capital Stock. One of the effects of the existence of authorized but unissued Common Stock and undesignated Preferred Stock may be to enable the Board to make more difficult or to discourage an attempt to obtain control of the Corporation by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the Board were to determine that a takeover proposal was not in the Corporation’s best interest, such shares could be issued by the Board without shareholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent shareholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, the Articles grant the Board broad power to issue, without further approval from our shareholders, a series of “blank check” Preferred Stock. This authorization may operate to provide anti-takeover protection for the Corporation because, if a merger, tender offer or other attempt to gain control of the Corporation is proposed and the Board does not believe the proposed transaction is in the Corporation or our shareholders’ best interests, the Board can quickly issue shares of Preferred Stock with rights, preferences and limitations that could make the proposed takeover attempt more difficult to complete. Such Preferred Stock may also be used in connection with the issuance of a shareholder rights plan, sometimes called a “poison pill.” The authorization to issue Preferred Stock may also benefit present management. Because a potential acquiror may be discouraged from attempting a takeover on account of the Board’s ability to issue Preferred Stock, management may be able to retain its position more easily. The Board, however, does not intend to issue any Preferred Stock except on terms that it deems to be in our best interest and the best interest of our shareholders.

The LBCA provides that an issuance of shares or other securities convertible into or rights exercisable for shares, in a transaction or a series of integrated transactions, requires shareholder approval if both of the following conditions are satisfied: (1) the shares, other securities, or rights are issued for consideration other than cash or cash equivalents; and (2) the voting power of shares that are issued and issuable as a result of the transaction or series of integrated transactions will comprise more than 20% of the voting power of the shares of the corporation that were outstanding immediately before the transaction.

Shareholder’s Right to Call a Special Meeting. Under the LBCA, we are not required to call a special shareholders’ meeting at the request of any shareholder unless shareholders holding at least 10% of all the votes entitled to be cast on an issue proposed to be considered at the special meeting, sign, date and deliver to us a written demand for the meeting.

Increase in Board Size. The Board has the power to increase, between annual meetings, the number of persons serving as directors and to fill the vacancies so created. This may dissuade a third party from attempting to take control of the Corporation by means of a proxy contest.

Advance Notice Requirements. The By-laws contain requirements that shareholders provide advance notice of director nominations and other business that shareholders desire to present at a meeting of shareholders. The By-laws require a shareholder who desires to nominate a candidate for election to the Board or to raise new business at an annual shareholders’ meeting to provide the Corporation advance notice not earlier than 120 days and not later than 90 days prior to the first anniversary of the immediately preceding year’s annual meeting. If the date of the annual meeting is advanced by more than 30 days or delayed by more than 90 days from the anniversary date of the previous year’s meeting, to be timely a shareholder must deliver advance notice not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the public announcement of the date of our annual meeting is less than 120 days prior to the annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. Any shareholder wishing to nominate a candidate for election as a director or to raise new business at an annual shareholders’ meeting must also provide detailed information about the nominee or business and satisfy certain other conditions. Because of the timing requirements and the detailed information that must be provided under our advance notice by-law, a third party may be discouraged from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to our shareholders and us.

By-law Amendment. The Board can amend the By-laws without shareholder approval.

Action by Written Consent. Under the LBCA, unless otherwise provided in a corporation’s articles of incorporation, no action required or permitted to be taken at an annual or special meeting of shareholders may be taken by written consent in lieu of a meeting unless such written consent is signed by all shareholders. The Articles do not contain a provision allowing for less than unanimous written consent. As a result, the requirement that actions taken by written consent be unanimous ensures that shareholders cannot effect a business combination or other corporate action without the knowledge and involvement of all of the shareholders.

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